RESTATED ARTICLES OF INCORPORATION
                                       OF
                           MULTI-LINK HOLDINGS, INC.
                         which is changing its name to
                      MULTI-LINK TELECOMMUNICATIONS, INC.


     Pursuant to Section 7-110-107 of the Colorado Business Corporation Act ("Act"), Multi-Link Holdings, Inc., a Colorado corporation (the "Corporation"), hereby amends and restates the Articles of Incorporation of the Corporation as follows:

     These Articles of Restatement to the Articles of Incorporation of the Corporation (these "Restated Articles") (i) correctly set forth the provisions of the Articles of Incorporation of the Corporation; (ii) change the name of the Corporation; (iii) authorize preferred stock and increase authorized shares;
(iv) were proposed and recommended for shareholder approval by the Board of Directors of the Corporation pursuant to the unanimous written consent of the Board of Directors of the Corporation in lieu of meeting dated as of May 1, 1998; (v) were approved by the shareholders of the Corporation pursuant to the unanimous written consent of the shareholders of the Corporation in lieu of meeting dated as of May 1, 1998; the Corporation has only one shareholder voting group and the number of votes cast for the approval of these Restated Articles was sufficient for approval of such Restated Articles; and (vi) supersede all Articles of Incorporation of the Corporation, any amendments thereto and restatements thereof, as filed with the Secretary of State of Colorado.


                                    Article I
                                      NAME

     The name of the Corporation is Multi-Link Telecommunications, Inc.


                                   Article II
                               SHARES AND VOTING

     A. General. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000 shares, of which 20,000,000 shares shall be classified as common stock, no par value per share ("Common Stock"), and 5,000,000 shares shall be classified as preferred stock, $0.01 per share ("Preferred Stock"). The Common Stock and Preferred Stock shall each constitute a separate class of shares. Cumulative voting shall not be permitted in the election of directors or otherwise by any class of shares of the Corporation.

     B. Common Stock. Each holder of Common Stock entitled to vote shall have one vote for each share of Common Stock standing in his name on the books of the Corporation. The holders of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Act. Subject to the prior rights of holders of Preferred Stock of the Corporation then issued and outstanding, if any, the holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

     C. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine, without shareholder approval, as hereinafter provided. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating, optional, and other special rights, qualifications, limitations, and restrictions, of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the Act. Each series of Preferred Stock shall be given a distinguishing designation.

     The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock. All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be payable and, if cumulative, shall cumulate.

     Unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and recording to the extent required by the Act. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

     Unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption (whether through the operation of a sinking fund or otherwise), conversion, exchange, or otherwise shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.


                                   Article III
                          REGISTERED AGENT AND OFFICE

     The street address of the registered office of the Corporation is 811 Lincoln Street, Fifth Floor, Denver, Colorado 80203. The name of the registered agent of the Corporation at such address is Nigel V. Alexander.


                                   Article IV
                                PRINCIPAL OFFICE

     The address of the principal office of the Corporation is 811 Lincoln Street, Fifth Floor, Denver, Colorado 80203.


                                    Article V
                                   MANAGEMENT

     The following provisions relate to the management of the business and the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

     A. Indemnification. The Corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director or officer of the Corporation, and may indemnify any other person, against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the Corporation's request. The Corporation shall further have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification, advance expenses to persons indemnified by the Corporation, and provide indemnification to any person by general or specific action of the board of directors, the bylaws of the Corporation, contract or otherwise.

     B. Limitation on Director's Liability. No director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or to its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution which, after giving effect to the distribution, would result in (a) the Corporation not being able to pay its debts as they become due, or (b) the Corporation's total assets being less than the sum of its total liabilities plus amounts needed to satisfy preferential rights upon dissolution of the Corporation, but only if it is established that the director did not perform his duties in good faith, with the care of an ordinary prudent person in a like position under similar circumstances, and in a manner he believed to be in the best interests of the Corporation, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of this paragraph; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. If the Act is hereafter amended or superseded and such amendment or superseding statute eliminates or limits further, or allows the Corporation to eliminate or limit further, the liability of a director, then in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, or such superseding statute. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

     IN WITNESS WHEREOF, the Corporation has caused these Restated Articles to be signed by its Managing Director on May 18, 1998.


                                    /s/ Nigel V. Alexander
                                    --------------------------------------------
                                    Nigel V. Alexander,
                                    Managing Director